Exhibit 10.6

LEAR CORPORATION
POLICY REGARDING HEDGING AND PLEDGING OF COMPANY STOCK
(Originally effective February 7, 2013 and amended and restated as of September 13, 2017)

Hedging Transactions. Certain forms of hedging or monetization transactions, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds allow an officer or director to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the officer or director to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the officer or director may no longer have the same objectives as Lear’s other shareholders. For this reason, officers and directors are prohibited from entering into hedging or monetization transactions involving Lear Corporation stock.

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Lear Corporation securities, directors and officers are prohibited from holding Lear Corporation securities in a margin account or pledging Lear Corporation securities as collateral for a loan.